AMENDMENT TO ASSET PURCHASE AGREEMENT
                   AND TIME BROKERAGE AGREEMENT


     THIS AMENDMENT TO ASSET PURCHASE AGREEMENT AND TIME BROKERAGE AGREEMENT ("Amendment"), dated as of November 27, 1996, by and between ZIMCO, INC., a Missouri corporation ("Seller"), and EMMIS BROADCASTING CORPORATION, an Indiana corporation ("Buyer").

                   W I T N E S S E T H :  That

     WHEREAS, Seller and Buyer entered into an Asset Purchase Agreement, dated as of October 31, 1996 (the "Purchase Agreement"), pertaining to the sale of the Stations (as defined in the Purchase Agreement);

     WHEREAS, Seller and Buyer are parties to a Time Brokerage Agreement, dated as of October 31, 1996 (the "TBA"), which permits Buyer, beginning on December 1, 1996, to provide programming to be transmitted on the Stations pursuant to the terms and conditions of the TBA; and

     WHEREAS, each of Seller and Buyer desires to amend the Purchase Agreement and the TBA as set forth herein.

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, it is hereby agreed as follows:

     1. Article III of the TBA. Article III of the TBA is hereby deleted in its entirety and replaced with the following:

                           ARTICLE III
                       Broker Compensation

          3.1  Compensation to Broker.

               (a) Licensee may broadcast up to three (3) hours of Licensee Programming per week pursuant to Section 1.2 hereof without any compensation to Broker. If at any time during the Term, or any subsequent term, of this Agreement the Stations shall fail for any reason, other than as expressly provided in Sections 3.1(b) and (c) below, to carry Brokered Programming for an amount of time for which Broker shall have offered such Brokered Programming for transmission by the Stations, Licensee shall pay to Broker ("Broker Compensation") the then-current value (established by reference to Broker's standard rates for the same) of the advertising time that was scheduled to have been broadcast by the Stations during any such Brokered Programming that was offered by Broker for transmission by the Stations but that was not transmitted; provided, however, that any payment of Broker Compensation shall not prejudice any of Broker's rights under
     Section 4.4 or 4.6 hereof.

               (b)  Broker Compensation shall be payable as set forth in
     Section 3.1(a) above if Licensee's failure or refusal to carry the Brokered Programming is for any reason other than either (i) the permitted three (3) hours per week of Licensee Programming as provided in
     Section 3.1(a) above or (ii) a force majeure event as provided in
     Section 8.1 hereof; provided, however, that any payment of Broker Compensation shall not prejudice any of Broker's rights under Section 4.4 or 4.6 hereof.

               (c) Notwithstanding the provisions of Section 3.1(a) hereof, no Broker Compensation shall be payable if Licensee shall determine, in

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     its sole discretion, that Licensee Programming, as defined in Section 1.2 hereof, in an amount exceeding three (3) hours per week, shall be necessary to be broadcast by the Stations in order to fulfill FCC requirements or Licensee's obligations as an FCC licensee; provided, however, that any exercise by Licensee of its rights pursuant to this
     Section 3.2(c) shall not prejudice any of Broker's rights under Section
     4.4 or 4.6 hereof.

               (d) Licensee agrees that its rights to preempt the Brokered Programming will be exercised only in good faith and not for a commercial or economic advantage.

               (e) Licensee shall pay to Broker any Broker Compensation which accrues during a month by no later than the fifth business day of the following month. Furthermore, any Broker Compensation which accrues during a partial month shall be paid within five (5) business days following the end of the Term.


     2. Exhibit C to the TBA. Exhibit C to the TBA is hereby deleted in its entirety.


     3.   Section 2.4 of the Purchase Agreement.  The first paragraph of
Section 2.4 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

          2.4 Purchase Price and Terms of Payment. The purchase price ("Purchase Price") to be paid by Buyer to Seller is Forty-Two Million Nine Hundred Fifty Thousand Dollars ($42,950,000.00), subject to adjustment as provided for in Section 2.4.4 below, to be paid as follows:


     4. Section 2.4.2 of the Purchase Agreement. Section 2.4.2 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

               2.4.2 Additional Payments. The balance of the Purchase Price shall be paid as follows:

                    2.4.2.1   Cash Payment on December 2, 1996.  On
     December 2, 1996, Buyer shall pay to Seller Four Hundred Fifty Thousand Dollars ($450,000.00)(the "December 2 Payment"), such payment representing a non-refundable prepayment of a portion of the Purchase Price. Payment shall be made by wire transfer of immediately available funds.

                    2.4.2.2 Cash Payment at Closing. Buyer shall pay to Seller at Closing the balance of the Purchase Price: Thirty-Six Million, Five Hundred Thousand Dollars ($36,500,000.00), subject to adjustment as provided for in Section 2.4.4 below. Payment shall be made by wire transfer of immediately available funds.


     5.   Section 11.1 of the Purchase Agreement.  The first sentence in
Section 11.1 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

          The Closing shall take place ten (10) business days after satisfaction (or waiver by the appropriate party) of the conditions precedent hereunder, or on such other date as the parties may mutually agree (the "Closing Date"); provided that the Closing shall occur no earlier than March 1, 1997.

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     6.   Section 11.3.1 of the Purchase Agreement.  Section 11.3.1 of the
Purchase Agreement is hereby deleted in its entirety and replaced with the following:

               11.3.1 Cash. A wire transfer of immediately available funds to Seller in the amount provided for in Section 2.4.2.2;

     7. Article XIII of the Purchase Agreement. The following sentence is added at the end of Article XIII of the Purchase Agreement:

          In addition, if this Agreement is terminated for any reason, Seller shall be entitled to retain all of the December 2 Payment.

     8. Section 15.3 of the Purchase Agreement. The following sentence is added at the end of Section 15.3 of the Purchase Agreement:

          Notwithstanding the foregoing, Buyer agrees and acknowledges that Buyer shall not be entitled to a refund of any portion of the December 2 Payment.


     9. Miscellaneous. All provisions of the Purchase Agreement and the TBA except those amended hereby continue in full force and effect and shall also apply to this Amendment to the extent applicable. This Amendment may be executed in counterparts, each of which shall be an original and all of which, taken together, shall be one instrument.

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     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.


                         ZIMCO, INC.



                         By:  ______________________________
                              Jerome Zimmer
                              President


                         EMMIS BROADCASTING CORPORATION



                         By:  ______________________________
                              Doyle L. Rose
                              Radio Division President